ARTICLE OF MERGER OF FOREIGN CORPORATION INTO
HARRY HURST, JR., INC.

Pursuant to the provisions of the State of Nevada Revised
Statutes, the undersigned domestic and foreign corporations adopt the following articles of merger for the purpose of merging them into one of such corporations:

First:	The names of the undersigned corporations and the
states3 under the laws of which they are respectively organized are:

Harry Hurst, Jr., Inc. -Delaware

Harry Hurst, Jr., Inc. - Nevada

Second: The laws of the state under which such foreign corporation is organized permit such a merger.

Third:	The name of surviving corporation is Harry  Hurst, Jr.,
Inc., and it is to be governed by the laws of the state of Nevada.

Fourth:	The following plan of merger was approved by the
shareholders of the undersigned domestic corporation in the manner prescribed by the Nevada Revised Statutes, and was approved by the undersigned foreign corporation in the manner prescribed by the laws of the state under which it is organized.

Fifth: As to each of the undersigned corporations, the number of shares outstanding and the designation and number of outstanding shares of each class entitled to vote as a class on such plan, are as follows:

Harry Hurst, Jr., Inc. -Nevada - No shares outstanding.

Harry Hurst, Jr., Inc. -Delaware - 2,100,000 common shares issued and outstanding.

Sixth:	As to each of the undersigned corporations, the total
number of shares voted for and against such plan, respectively, and, as to each class entitled to vote thereon as a class, the number of shares of such class voted for and against such plan, respectively, are as follows:

Harry Hurst, Jr., Inc. -Nevada - With no shares outstanding, the sole director and incorporator voted in favor of the merger.
There were no votes against.

Harry Hurst, Jr., Inc. -Delaware - 2,100,000 common shares voted in favor of the merger. No votes against.

Seventh: If the surviving corporation is to be governed by the laws of any other state, such surviving corporation hereby: (a) agrees that it may be served with process in the state of Nevada in any proceeding for the enforcement of any obligation of the undersigned domestic corporation and in any proceeding for the enforcement of the rights of a dissenting shareholder of such domestic corporation against the surviving corporation; (b) irrevocably appoints the Secretary of State of Nevada as its agent to accept service of process in any such proceeding; and
(c) agrees that it will promptly pay to the dissenting shareholders of such domestic corporation the amount, if any, to which they shall be entitled under the provisions of the Nevada Revised Statutes with respect to the rights of dissenting shareholders.

Dated: 10/31/97

Harry Hurst Jr., Inc.


By: /s/  Shawn F. Hackman
Shawn F. Hackman, President/Secretary

Harry Hurst Jr., Inc.

By: /s/  Bobby Combs
Bobby Combs, Vice President/Director

Verification

State of Nevada
               			SS
County of Clark

On this 31st day of October, 1997, before me, the undersigned, a Notary Public in and for said State, personally appeared Shawn F. Hackman and Bobby Combs, personally known to me (or proved to me on the basis of satisfactory evidence) to be the persons who subscribed their names to the Articles of Merger and acknowledged to me that they executed the same freely and voluntarily and for the use and purposes therein mentioned.


By: /s/
Notary Public in and for said County and State